EX-35 (d)
(logo) GMAC RFC

SERVICER COMPLIANCE STATEMENT (Item 1123)


Residential Funding Company, LLC


Banc of America Funding 2006-1 Trust (the "Issuing Entity")


The undersigned, a duly authorized officer of Residential Funding Company, LLC (formerly Residential Funding Corporation), as servicer (the "Servicer"), does hereby certify that:


1. A review of the Servicer's activities during the period covered by the Issuing Entity's report on Form 10-K and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.


2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.


IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 6th day of March 2007.


By:/s/ Anthony N. Renzi
Name:  Anthony N. Renzi
Title: Managing Director